EX.99.(n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Goldman Sachs BDC, Inc. of our report dated February 17, 2015, relating to the financial statements of Goldman Sachs BDC, Inc., which appear in such Registration Statement. We also consent to the use of our report dated February 17, 2015 relating to the senior securities table, which appears in the Registration Statement. We also consent to the references to us under the headings “Selected Financial and Other Information,” “Senior Securities” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

March 10, 2015